Exhibit 2      Consent of Counsel



UNITED OF OMAHA LIFE INSURANCE COMPANY
                                                           Mutual of Omaha Plaza
                                                          Omaha, Nebraska  68175


April 16, 1998

United of Omaha Life Insurance Company
Mutual of Omaha Plaza
Omaha, NE  68175-1008

Re:     Post-Effective Amendment #1 to the Registration Statement
        File No. 333-35587
        Filed April 16, 1998
        Flexible Premium Variable Universal Life Policy

To Whom It May Concern:

With reference to the above-referenced Post-Effective Amendment to the Registration Statement on Form S-6, filed by United of Omaha Life Insurance Company and United of Omaha Separate Account B with the Securities and Exchange Commission and covering flexible premium variable life insurance contracts, I have examined such documents and such laws I considered necessary and appropriate and on the basis of such examination, it is my opinion that:

1. United of Omaha Life Insurance Company is duly organized and validly existing under the laws of the State of Nebraska and has been duly authorized to issue flexible premium variable life insurance contracts by the Insurance Department of the State of Nebraska.

2. United of Omaha Separate Account B is a duly authorized and existing separate account to establish pursuant to the provision of Nebraska Revised Statutes ss.ss.44-2221 and 44-402.01(1991).

3. The flexible premium variable life insurance contracts, when issued as contemplated by said Form S-6 Registration Statement, will constitute legal, validly issued and binding obligations of United of Omaha Life Insurance Company.

I hereby consent to the filing of this opinion as an Exhibit to said Form S-6 Registration Statement and to the use of my name under the caption "Legal Matters" in the Registration Statement.

Sincerely,

/s/ Kenneth W. Reitz
Kenneth W. Reitz
First Vice President & Counsel
United of Omaha Life Insurance Company